Exhibit 99.5

Consent of Director Nominee

Fortune Joy International Acquisition Corp is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of the securities of Fortune Joy International Acquisition Corp. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Fortune Joy International Acquisition Corp in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 20, 2022

By:	/s/ Yiru (Melody) Shi
Name:	Yiru (Melody) Shi